Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:
Soohwan Kim, CFA
(858) 503-3368
ir@maxwell.com

Maxwell Chairman of the Board Transition

SAN DIEGO – May 25, 2017 – Maxwell Technologies, Inc. (NASDAQ: MXWL) (“Maxwell”), a leading developer and manufacturer of capacitive energy storage and power delivery solutions, announced today that David Schlotterbeck, Chairman of the Board of Directors, has decided to resign for personal reasons and that Mr. Steven Bilodeau, who joined the Board last year, has been appointed as his successor. In order to effect a smooth transition, Mr. Schlotterbeck plans to remain serving Maxwell as the Chairman of the Board until Maxwell’s 2017 annual meeting of stockholders which is scheduled for July 13, 2017.
"We thank David for all his contributions to Maxwell over the last four years," said Dr. Franz Fink, Maxwell's President and Chief Executive Officer. "David has provided great leadership during a period of important change and growth for the company.”
"I am extremely proud of what Maxwell has accomplished over my tenure on the Board and believe I am leaving the Board with all of the Company’s key strategic imperatives on track," said Mr. Schlotterbeck. "I remain excited about Maxwell's future and I am confident that the team will continue to execute Maxwell’s strategy, which I believe will serve shareholders well.”
“I am honored to chair the Board of Directors of Maxwell,” said Mr. Steven Bilodeau. “I look forward to leading this strong Board of talented directors and partnering with Franz and his team to continue to deliver value for all of our stakeholders. I would like to thank David for his terrific leadership and extraordinary efforts and wish him well with his future endeavors,” added Bilodeau.

About Maxwell
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, visit www.maxwell.com.

Forward-Looking Statements
Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and contingencies include, but are not limited to, the following:

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Dependence upon the sale of products to a small number of customers and vertical markets, some of which are heavily dependent on government funding or government subsidy programs which could be reduced, modified or discontinued in the future;

•	Uncertainties related to the global geopolitical landscape and the recent elections in the United States;

•	Risks related to acquisitions and potential for unsuccessful integration of acquired businesses;

•	Risk that our restructuring efforts may not be successful and that we may not be able to realize the anticipated cost savings and other benefits;

•	Our ability to obtain sufficient capital to meet our operating or other needs;

•	Downward pressures on product pricing from increased competition and shifts in sales mix with respect to low margin and high margin business;

•	Our ability to manage and minimize the impact of unfavorable legal proceedings;

•	Risk that activist stockholders attempt to effect changes to our company which could adversely affect our corporate governance;

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Risks related to our international operations including, but not limited to, our ability to adequately comply with the changing rules and regulations in countries where our business is conducted, our ability to oversee and control our foreign subsidiaries and their operations, our ability to effectively manage foreign currency exchange rate fluctuations arising from our international operations, and our ability to continue to comply with the U.S. Foreign Corrupt Practices Act as well as the anti-bribery laws of foreign jurisdictions;

•	Dependence upon the sale of products into Asia and Europe, where macroeconomic factors outside our control may adversely affect our sales;

•	Our ability to remain competitive and stimulate customer demand through successful introduction of new products, and to educate our prospective customers on the products we offer;

•	Successful acquisition, development and retention of key personnel;

•	Our ability to effectively manage our reliance upon certain suppliers of key component parts, specialty equipment and logistical services;

•	Our ability to manage product quality problems;

•	Our ability to protect our intellectual property rights and to defend claims against us;

•	Our ability to effectively identify, enter into, manage and benefit from strategic alliances;

•	Occurrence of a catastrophic event at any of our facilities;

•	Occurrence of a technology systems failure, network disruption, or breach in data security; and

•	Our ability to match production volume to actual customer demand.

For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these documents may be obtained by contacting Maxwell's investor relations department at (858) 503-3368, or at our investor relations website: investors.maxwell.com.

Investor Contact: Soohwan Kim, CFA, The Blueshirt Group, +1 (858) 503-3368, ir@maxwell.com
Media Contact: Sylvie Tse, Metis Communications, +1 (617) 236-0500, maxwell@metiscomm.com